Exhibit 15.1

March 29, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington DC 20549

RE: Regis Corporation 2004 Long Term Incentive Plan Registration Statement on Form S-8

Commissioners:

We are aware that our reports dated January 26, 2005 on our reviews of interim financial information of Regis Corporation (the “Company”) for the three and six month periods ended December 31, 2004 and 2003 and dated October 27, 2004 on our reviews for the three month periods ended September 30, 2004 and 2003, and included in the Company’s quarterly reports on Form 10-Q for the quarters ended December 31, 2004 and September 30, 2004 are incorporated by reference in this Registration Statement on Form S-8.

Yours very truly,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Minneapolis, Minnesota